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EXHIBIT (12) - STATEMENT RE: COMPUTATION OF RATIOS

                             COMPUTATION OF RATIOS

Average Equity to Average Assets = Average Equity Divided by Average Assets

Return on Average Assets = Net Income Divided by Average Assets

Return on Average Equity = Net Income Divided by Average Equity

Efficiency Ratio = Total Other Expenses Divided by Net Interest Income Plus Total Other Income

Dividends Declared as a Percent of Net Income = Cash Dividends Divided by Net Income

Average Total Loans to Average Deposits = Average Total Loans Divided by Average Deposits

Nonperforming Loans to Total Loans = Nonaccruing Loans Plus Loans Ninety Days Past Due and Accruing Interest plus Restructured Loans Divided by Total Loans

Nonperforming Assets to Total Assets = Nonaccruing Loans plus Loans Ninety Days
                                       Past Due and Accruing Interest plus
                                       Restructured Loans plus Other Real
                                       Estate Owned plus In-substance
                                       Foreclosures Divided by Total Assets

Allowance for Loan Losses to Nonperforming Loans = Allowance for Loan Losses
                                                   Divided by Nonaccruing Loans
                                                   plus Loans Ninety Days Past
                                                   Due and Accruing Interest
                                                   Plus Restructured Loans

Allowance for Loan Losses as a Percent of Total Loans = Allowance for Loan
                                                        Losses Divided by
                                                        Total Loans